UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 8, 2005

IOMEGA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-12333 (Commission File Number)	86-0385884 (IRS Employer Identification No.)

10955 Vista Sorrento Parkway, San Diego, CA (Address of Principal Executive Offices)	92130 (Zip Code)

(858) 314-7000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act
      (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act
      (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

On April 8, 2005, Iomega Corporation announced the appointment of Ronald J. Gillies as its Vice President, Sales and Business Development, effective April 11, 2005.

Prior to joining Iomega, Mr. Gillies served from 2003 to April 2005 as Senior Vice President and General Manager for the Visual Systems Division of NEC Solutions America, Inc., a seller of projectors and plasma displays. Before NEC, he was employed as Senior Director of Sales and Marketing for Think Outside, Inc., a designer of PDA and Smartphone input devices. He also spent 15 years with Proxima Corporation, a distributor of desktop projection equipment, where he held a variety of sales, marketing and distribution management roles. He also served as Vice President, Value Added Channels & Latin America for InFocus Corporation, which acquired Proxima Corporation in 2000.

Pursuant to an Employment Agreement entered into in April 2005, Iomega agreed to pay Mr. Gillies an annual base salary of $250,000. His annual incentive bonus is targeted at 40% of his annual salary, with a $50,000 bonus pay-out guaranteed for 2005. Mr. Gillies will be granted an option to purchase 80,000 shares of Iomega’s common stock on the date his employment commences, which option will vest over a period of four years, a sign-on bonus of $50,000, and a relocation payment of $35,000. The agreement provides for Iomega to pay Mr. Gillies severance pay equal to nine months of base salary if his employment is terminated or “constructively terminated” other than for cause.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 8, 2005	IOMEGA CORPORATION (Registrant) By: /s/ Thomas D. Kampfer Thomas D. Kampfer Executive Vice President, Business Solutions, General Counsel and Secretary